UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION


                     Washington, D.C. 20549


                            FORM 8-K


                         CURRENT REPORT
                Pursuant to Section 13 or 15(d)
             of The Securities Exchange Act of 1934


               Date of Report:  December 13, 2005
               (Date of earliest event reported)



                       INTEL CORPORATION
     (Exact name of registrant as specified in its charter)


      Delaware              000-06217            94-1672743
   (State or other         (Commission          (IRS Employer
   jurisdiction of         File Number)      Identification No.)
   incorporation)



  2200 Mission College Blvd., Santa Clara,         95054-1549
                 California
  (Address of principal executive offices)         (Zip Code)

                         (408) 765-8080
      (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General
Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 2.03   Creation of a Direct Financial Obligation or an
            Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02   Unregistered Sales of Equity Securities.

Item 8.01   Other Events.

           Although the company is filing the below information regarding the creation of a direct financial obligation under Item 2.03 on Form 8-K, the company does not believe and this filing is not an admission that the direct financial obligation reported hereby
           is material to the company.   In addition, the
           company is filing the below information under Item
           3.02 although the number of shares of common stock of the company initially issuable upon conversion of the below described debentures constitutes less than 1% of the number of shares outstanding of the common stock of the company.

           On December 13, 2005, the company agreed to sell to an initial purchaser an offering of $1.4 billion principal amount of 2.95% junior subordinated convertible debentures due December 15, 2035. The company granted the initial purchaser an option to purchase up to an additional $200 million principal amount of debentures, which option was exercised on December 14, 2005. The initial purchaser will sell the debentures solely to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The sale of $1.6 billion principal amount of debentures closed on December 16, 2005. The aggregate offering price of the debentures was $1.6 billion and the aggregate initial purchaser's discount was $17,250,000.

           The debentures will be initially convertible, subject to certain conditions, into shares of the company's common stock at a conversion rate of 31.7162 shares of common stock per $1,000 principal amount of debentures, representing an initial effective conversion price of approximately $31.53 per share. The initial conversion price represents a premium of 18% to the closing price of the company's common stock on December 13, 2005, which was $26.72 per share. The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, the conversion rate will increase for a holder who elects to convert its debentures in connection with certain fundamental changes.

           The debentures will pay interest semiannually through maturity and will be convertible upon the occurrence of specified events into shares of the company's common stock. In addition to regular interest, beginning on December 15, 2010, contingent interest will accrue during any interest period in which the average trading price of a debenture for specified periods is greater than or equal to $1,300 per $1,000 principal amount of the debentures or is less than or equal to a threshold initially set at $800 per $1,000 principal amount of the debentures and that will increase over time. The company may also defer the payment of interest on the debentures for a period not exceeding 10 consecutive semi-annual interest periods for so long as the company is not in default in the payment of interest on the debentures.

           The debentures will be redeemable at the company's option at any time on or after December 15, 2012 for cash at a redemption price of 100% of the principal amount of the debentures, plus accrued but unpaid interest, if the price of a share of the company's common stock has been at least 130% of the conversion
           price then in effect for specified periods.   Holders
           may require the company to repurchase all or a portion of the debentures for cash at a purchase price of 100% of the principal amount of the debentures, plus accrued and unpaid interest, upon certain events constituting a fundamental change. In addition, on or prior to June 12, 2006, the company may redeem all or part of the debentures for cash at a premium if certain U.S. federal tax legislation, regulations or rules are enacted or are issued.

           The debentures are the company's unsecured junior obligations subordinated in right of payment to the company's existing and future senior debt and effectively subordinated in right of payment to all indebtedness and other liabilities of the company's subsidiaries.

                           SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     INTEL CORPORATION
                                     (Registrant)


Date: December 16, 2005           By: /s/ Cary I. Klafter
                                     ----------------------
                                     Cary I. Klafter
                                     Secretary